U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 9, 2016

HH BIOTECHNOLOGY HOLDINGS COMPANY
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada (State or other jurisdiction of incorporation or organization)	87-0450232 (IRS Employer Identification No.)

C Site 25-26F President Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-22813888
(Registrant’s telephone number)

Great China International Holdings, Inc.
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Directors

On September 9, 2016, the Board of Directors of HH Biotechnology Holdings Company (the “Company”), adopted resolutions increasing the number of directors on the board to four.  Furthermore, Jiang Peng resigned from the Board of Directors on that date.  As a result there were two vacancies on the Board.  Consequently, on September 9, 2016, the Board elected Ying Huang and Sheng Jiang as directors of the Company to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.  Sheng Jiang is the son of Frank Jiang, who is a director and principal stockholder of the Company.

For service on the Board, Ms. Huang will receive a quarterly director fee of $10,000 and reimbursement of expenses.

Change in Officers

On September 9, 2016, the Board of Directors of the Company adopted resolutions appointing the following persons as officers of the Company:

Title	Name

Chief Executive Officer	Sheng Jiang
Chief Financial Officer	Lirong Wang
Vice President of Operations	Liang Zou
Vice President of Production	Kunpeng Yu
Vice President of Marketing	Sasaki Koji
Acting Secretary of the Board	Shuang Li

As a result of these changes Frank Jiang’s service as Chief Executive Officer and Chief Financial Officer ended on September 9, 2016.  Frank Jiang continues to serve as a director and Chairman of the Board.

Compensation of Named Executive Officers

The Named Executive Officers of the Company are Sheng Jiang, Chief Executive Officer, and Lirong Wang, Chief Financial Officer.  At the time of appointment, Mr. Jiang and Ms. Wang entered into three-year employment agreements with the Company.  The agreement with Mr. Jiang provides for an annual salary of $84,000 and participation in any employee benefits made available to Company employees in China.  The agreement with Ms. Wang provides for an annual salary of $45,000 and participation in any employee benefits made available to Company employees in China.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HH Biotechnology Holdings Company

Date: September 12, 2016	By: /s/ Sheng Jiang
Sheng Jiang, Chief Executive Officer

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